Exhibit 77D

Change to Fund's Investment
Objectives and Policies(Unaudited)

In August 2005, the Fund's Board of
Directors approved the following
changes in investment strategies.
The changes became effective on
November 14, 2005, after a 60 day
notice period.

Non-Income Producing Common Stocks

The Fund may invest up to 15 percent
of its total assets in non-income
producing common stocks.

Security Selection Process

The Fund will adhere to the
following policy regarding the
selection of securities:

In selecting investments for the
Fund's portfolio, Delaware
Management Company (the "Manager")
employs a yield-oriented and value
driven approach.  The Manager
analyzes economic and market
conditions, and assesses the income
and potential for appreciation that
can be achieved from the equity
investments being considered.  The
Manager will then apply fundamental
analysis to identify the equity
securities that it believes can best
help the Fund meet its investment
objectives.  The industry sector
weightings in the Income Generating
Equity Securities portion of the
Fund's portfolio will be determined
based on the Manager's investment
research efforts.  The Fund defines
Income Generating Equity Securities
as dividend paying common stocks,
convertible securities, preferred
stocks and other equity related
securities.

This new policy replaces the
following policy regarding the
selection of securities:

In selecting Income Generating
Equity Securities for the Fund's
investment portfolio, the
preponderance of the securities in
that portion of the Fund's portfolio
will be selected by the Manager from
among the top two quartiles in terms
of yield of all Income Generating
Equity Securities as determined by
the Manager. After identifying all
Income Generating Equity Securities
in such quintiles, the Manager will
then apply fundamental investment
analysis to select the Fund's
specific portfolio securities.  The
industry sector weightings in the
Income Generating Equity Securities
portion of the Fund's portfolio will
be determined based on the Manager's
investment research efforts.


Definition of Common Stock

The Fund will adhere to the
following definition of common
stock:

Common stock is defined as shares of
a corporation that entitle the
holder to a pro rata share of the
profits of the corporation, if any,
without a preference over any other
shareholder or class of
shareholders, including holders of
the corporation's preferred stock
and other senior equity.  Common
stock usually carries with it the
right to vote and frequently an
exclusive right to do so.  Holders
of common stock also have the right
to participate in the remaining
assets of the corporation after all
claims are paid, including those of
debt securities and preferred stock.
In selecting common stocks for
investment, the Manager will
generally focus on a variety of
factors, including, among other
things, the earnings and cash flow
potential and the asset value of the
issuer.